Filed Pursuant to Rule 424b(2)
Registration No. 333-268400

PROSPECTUS

7,000,000 Shares of Common Stock

This prospectus relates to 7,000,000 shares of our common stock, par value $1.00 per share, that we may offer and issue from time to time in connection with future acquisitions of other businesses, assets or securities by us.

We will determine the amount and type of consideration to be offered and the other specific terms of each acquisition following negotiation by us with the owners or controlling persons of the businesses, assets or securities to be acquired. The consideration for any such acquisition may consist of shares of our common stock or a combination of common stock, cash, notes or assumption of liabilities. We may structure business acquisitions in a variety of ways, including acquiring stock, other equity interests or assets of the acquired business or merging the acquired business with us (including one of our subsidiaries). We expect that the shares of common stock issued in connection with these transactions will be valued at a price reasonably related to the market value of our common stock either at the time an agreement is reached regarding the terms of the acquisition, at the time we issue the shares, or during some other negotiated period. Persons to whom we issue our common stock under this prospectus may also use this prospectus to resell the common stock. We have not fixed a period of time during which the common stock offered by this prospectus may be offered or sold.

We may also issue shares of common stock upon the exercise of options, warrants, convertible securities or other similar securities assumed or issued by us from time to time in connection with these transactions.

We will pay all expenses of this offering. We will not pay underwriting discounts or commissions in connection with issuing these shares, although we may pay finder’s fees in specific acquisitions. Any person receiving a finder’s fee may be deemed an “underwriter” within the meaning of the Securities Act of 1933, as amended.

Our common stock is traded on the New York Stock Exchange under the symbol “AJG.” On November 14, 2022 the last reported per share sale price of our common stock was $185.77.

Investing in our common stock involves risk. You should carefully consider the “Risk Factors” described on page 3 in determining whether to accept stock as all or part of the purchase price for our acquisition of your business, securities or other assets.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 12, 2023.

ABOUT THIS PROSPECTUS

This prospectus is part of a “shelf” registration statement on Form S-4 that we filed with the Securities and Exchange Commission (“SEC”). Under the shelf registration process, we may from time to time offer and issue up to 7,000,000 shares of our common stock in connection with future acquisitions of other businesses, assets or securities. This prospectus includes (through incorporation by reference) a general description of the common stock that we may offer and issue. We may add, update or change the information contained in this prospectus by means of one or more prospectus supplements. Before investing in our common stock, please carefully review both this prospectus and any prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” of this prospectus.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide, without charge, a copy of any or all of the documents incorporated by reference in this prospectus upon written or oral request. Direct any such requests to: General Counsel, Arthur J. Gallagher & Co., 2850 Golf Road, Rolling Meadows, Illinois 60008-4050 (telephone number (630) 773-3800). To obtain timely delivery, you must request the information no later than five business days before the date that you must make your investment decision.

You should rely only on information contained in or incorporated by reference in this prospectus. We have not authorized anyone to give you any information or make any representation that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this document. If anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this prospectus (including the information contained in any document incorporated by reference in this prospectus) speaks only as of the date of each such document, unless the information specifically indicates that another date applies.

ARTHUR J. GALLAGHER & CO.

We are engaged in providing insurance brokerage and consulting services, and third-party property/casualty claims settlement and administration services to entities in the U.S. and abroad. In the nine-month period ended September 30, 2022, we generated approximately 65% of our revenues for the combined brokerage and risk management segments domestically and 35% internationally, primarily in Australia, Bermuda, Canada, the Caribbean, New Zealand and the U.K. We have three reportable segments: brokerage, risk management and corporate, which contributed approximately 86%, 14% and 0% for brokerage, risk management and corporate, respectively, to revenues during the nine-month period ended September 30, 2022. Our major sources of operating revenues are commissions, fees and supplemental and contingent revenues from brokerage operations and fees from risk management operations. Investment income is generated from invested cash and fiduciary funds, other investments, and interest income from premium financing.

For more information about our business, please refer to the “Business” section in our most recent Annual Report on Form 10-K filed with the SEC and incorporated by reference in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our most recent Annual Report on Form 10-K and all subsequent Quarterly Reports on Form 10-Q filed with the SEC and incorporated by reference in this prospectus.

Shares of our common stock are traded on the New York Stock Exchange under the symbol “AJG”. We were reincorporated as a Delaware corporation in 1972. Our executive offices are located at 2850 Golf Road, Rolling Meadows, Illinois 60008-4050 and our telephone number is (630) 773-3800.

Unless the context otherwise requires, the terms “we,” “our”, “Gallagher”, and “us” refer to Arthur J. Gallagher & Co. and/or its subsidiaries, as appropriate. The term “you” refers to a prospective investor.

RISK FACTORS

Investing in our common stock involves risks. Before making an investment decision, you should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement as well as under the caption “Risk Factors” in our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), which are incorporated by reference into this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. Our business is influenced by many factors that are difficult to predict and beyond our control and that involve uncertainties that may materially affect our results of operations, financial condition or cash flows, or the value of our common stock. If any one or more of the risks set forth in the applicable prospectus supplement or documents incorporated by reference into this prospectus actually occur, our business, financial condition or results of operations would likely suffer. In addition, the trading price of our common stock could decline, and you may lose all or part of your investment in our common stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the information incorporated by reference in this prospectus contain certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations or forecasts of future events. Such statements use words such as “anticipate,” “believe,” “estimate,” “expect,” “contemplate,” “forecast,” “project,” “intend,” “plan,” “potential,” and other similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “see,” “should,” “will” and “would.” You can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. For example, we may use forward-looking statements when addressing topics such as: comments regarding the expected benefits of our acquisition of the Willis Towers Watson plc treaty reinsurance brokerage operations (the “Willis Re acquisition”); the remaining international deferred closing that requires local regulatory approval; the expected duration and costs of integration of such acquisition; the impact of Russia’s invasion of Ukraine; market and industry conditions, including competitive and pricing trends; acquisition strategy including the expected size of our acquisition program; the expected impact of acquisitions and dispositions; the development and performance of our services and products; changes in the composition or level of our revenues or earnings; our cost structure and the size and outcome of cost-saving or restructuring initiatives; future capital expenditures; future debt levels and anticipated actions to be taken in connection with maturing debt; future debt to earnings ratios; the outcome of contingencies; dividend policy; pension obligations; cash flow and liquidity; capital structure and financial losses; future actions by regulators; the outcome of existing regulatory actions, investigations, audits, reviews or litigation; the impact of changes in accounting rules; financial markets; interest rates; foreign exchange rates; matters relating to our operations; income taxes; expectations regarding our investments; human capital management, including diversity and inclusion initiatives; environmental, social and governance matters, including climate-resilience products and services and carbon emissions; and integrating recent acquisitions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors.

Potential factors related to the Willis Re acquisition that could impact results include:

•	Risks related to the integration;

•	Risks related to retention of clients;

•	The possibility that the remaining international deferred closing subject to local regulatory approval, which is expected to close in the fourth quarter of 2022, is not closed timely or at all;

•	Potential adverse reactions or changes to business or employee relationships;

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The increased legal and regulatory complexity of entering additional geographic markets, including the risks associated with the labor and employment law frameworks in certain countries where the company did not previously operate;

•	Diversion of management’s attention from ongoing business operations and opportunities; and

•	The inability to retain certain key employees.

Additional potential factors that could impact results include:

•	The impact of general economic conditions, including inflation and related monetary policy in response to inflation;

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Risks arising from our international operations and changes in international conditions, including the risks posed by political and economic uncertainty in certain countries (including the repercussions of Russia’s invasion of Ukraine), risks related to maintaining regulatory and legal compliance across multiple jurisdictions (such as those relating to violations of anti-corruption, sanctions, protectionism and privacy laws), as well as risks related to tariffs, trade wars, political violence and unrest in the U.S. or around the world, or climate change and other long-term environmental, social and governance matters and global health risks;

•	The ongoing COVID-19 pandemic, including its effects on the economy, our employees, our clients, the regulatory environment and our operations;

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Risks that could negatively affect the success of our acquisition strategy, including the impact of current economic uncertainty and conditions (including inflation) on our ability to source, review and price acquisitions, continuing consolidation in our industry and growing interest in acquiring insurance brokers on the part of private equity firms and newly public insurance brokers, which could make it more difficult to identify targets and could make them more expensive, the risk that we may not receive timely regulatory approval of desired transactions, execution risks, integration risks, poor cultural fit, the risk of post-acquisition deterioration leading to intangible asset impairment charges, and the risk we could incur or assume unanticipated liabilities such as cybersecurity issues or those relating to violations of anti-corruption and sanctions laws;

•	Failure to successfully and cost-effectively integrate recently acquired businesses and their operations or fully realize synergies from such acquisitions in the expected time frame;

•	Competitive pressures, including as a result of innovation, in each of our businesses;

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Cyber-attacks or other cybersecurity incidents such as the ransomware incident we publicly disclosed in September 2020 and the heightened risk of such attacks in the wake of Russia’s invasion of Ukraine; improper disclosure of confidential, personal or proprietary data; and changes to laws and regulations governing cybersecurity and data privacy;

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Our failure to comply with regulatory requirements, including those related to governance and control requirements in particular jurisdictions, international sanctions, including new sanctions laws arising due to Russia’s invasion of Ukraine, or a change in regulations or enforcement policies that adversely affects our operations (for example, relating to insurance broker compensation methods);

•	Our failure to attract and retain experienced and qualified talent, including our senior management team;

•	Volatility or declines in premiums or other adverse trends in the insurance industry;

•	The higher level of variability inherent in contingent and supplemental revenues versus standard commission revenues;

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Our failure to apply technology effectively in driving value for our clients through technology-based solutions, or failure to gain internal efficiencies and effective internal controls through the application of technology and related tools;

•	Sustained increases in the cost of employee benefits and compensation expense;

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Risks related to changes in U.S. or foreign tax laws, including a U.S. or foreign tax rate change, potential changes in guidance related to the U.S. Inflation Reduction Act, the Organization for Economic Co-operation and Development’s (OECD) global minimum corporate tax regime, and other local tax policy changes. Prospective changes to any of the above items in countries where we have operations could have an effect on our deferred tax assets and liabilities and our future consolidated effective tax rate and the timing of our use of tax credits. The ultimate impact of any potential future changes in tax laws will depend on many factors including whether such changes are ultimately implemented by any of the countries in which we do business, the timing of such implementation, future profitability by country and future business acquisitions and/or divestitures;

•	A disaster or other significant disruption to business continuity; including natural disasters and political violence and unrest in the U.S. or elsewhere around the world;

•	Damage to our reputation including as a result of environmental, social and governance (“ESG”) matters;

•	Climate risks, including the risk of a systemic economic crisis and disruptions to our business caused by the transition to a low-carbon economy;

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Violations or alleged violations of the U.S. Foreign Corrupt Practices Act (which we refer to as FCPA), the U.K. Bribery Act 2010 or other anti-corruption laws and the Foreign Account Tax Compliance provisions of the Hiring Incentives to Restore Employment Act (which we refer to as FATCA);

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Risks particular to our risk management segment, including wage inflation, staffing shortages, any slowing of the trend toward outsourcing claims administration, and the concentration of large amounts of revenue with certain clients;

•	Risks particular to our benefit consulting operations, including risks to the business posed by potential changes to health legislation under the current U.S. president’s administration;

•	The outcome of any existing or future investigation, review, regulatory action or litigation;

•	Unfavorable determinations related to contingencies and legal proceedings;

•	Significant changes in foreign exchange rates;

•	Changes to our financial presentation from new accounting estimates and assumptions;

•	Intellectual property risks;

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Risks related to our legacy clean energy investments, including intellectual property claims, environmental and product liability claims, environmental compliance costs and the risk of disallowance by the Internal Revenue Service (which we refer to as the IRS) of previously claimed tax credits;

•	The risk that our outstanding debt adversely affects our financial flexibility and restrictions and limitations in the agreements and instruments governing our debt;

•	The risk of credit rating downgrades;

•	The risk we may not be able to receive dividends or other distributions from subsidiaries;

•	The risk of share ownership dilution when we issue common stock as consideration for acquisitions and for other reasons; and

•	Volatility of the price of our common stock.

Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions, including the risk factors referred to above, and are currently, or in the future could be, amplified by the COVID-19 pandemic, including new strains. Our future performance and actual results or outcomes may differ materially from those expressed in forward-looking statements. Accordingly, you should not place undue reliance on forward-looking statements, which speak only as of, and are based on information available to us on, the date of the applicable document. Many of the factors that will determine these results are beyond our ability to control or predict. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Forward-looking statements speak only as of the date that they are made, and we do not undertake any obligation to update any such statements or release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect new information, future or unexpected events or otherwise, except as required by applicable law or regulation. In addition, historical, current and forward-looking sustainability-related or ESG-related statements may be used on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.

A detailed discussion of the factors that could cause actual results to differ materially from our published expectations is contained under the heading “Risk Factors” in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022 and September 30, 2022, and any other reports we file with the SEC in the future, which are incorporated by reference into this prospectus.

ACQUISITION PROGRAM AND PLAN OF DISTRIBUTION

The shares of our common stock covered by this prospectus may be offered by us from time to time in connection with future acquisitions of other businesses, assets or securities. We are actively looking for acquisition opportunities in the insurance brokerage and employee benefits consulting markets. We typically seek targets with a strong middle market client focus or significant expertise in one of our focus market areas. Acquisition targets have typically been within a $1,000,000 to $100,000,000 purchase price range, although we may complete acquisitions with a higher purchase price. From time to time, we also consider acquisitions in our reinsurance brokerage businesses or our risk management segment, which consists of claim settlement and administrative service providers. In recent years, many of our acquisitions have occurred outside the United States.

We expect to offer and sell the shares covered by this prospectus in connection with future acquisitions within the next two years. We anticipate that our future acquisitions will consist principally of additional insurance brokerage, employee benefits consulting and related businesses. The consideration for such acquisitions may include cash, including installment payments, earnout payments, shares of common stock, evidences of debt, other securities including securities that may be converted into common stock, guarantees, assumptions of liabilities, or any two or more of the foregoing, as determined from time to time by negotiations between us and the owners or controlling persons of the businesses, assets or securities to be acquired. In addition, we may enter into employment contracts and non-competition agreements with former owners and key executive personnel of acquired businesses. At any given time we are typically engaged in preliminary discussions or negotiations with many candidates regarding possible future acquisitions.

In general, the terms of each future acquisition will be determined by negotiations between our representatives and the owners or controlling persons of the businesses, assets or securities to be acquired. The factors taken into account in determining the terms of an acquisition may include the established quality and reputation of the business to be acquired and its management, its gross commission revenues, earning power, cash flow, growth potential, the location of the business and assets to be acquired, its expertise in an attractive niche, and the geographical and service diversification we anticipate as a result of the acquisition. We anticipate that shares of our common stock issued in any future acquisition will be valued at a price reasonably related to the then current market value of our common stock as reported on the New York Stock Exchange at or about the time or times of delivery of the shares. We do not expect to receive any cash proceeds, other than cash balances of acquired companies maintained in the ordinary course of business, in connection with any such issuances.

This prospectus may be supplemented to furnish the information necessary for a particular negotiated transaction, and the registration statement of which this prospectus is a part will be amended or supplemented, as required, to supply information concerning an acquisition.

We will pay all expenses of any offerings under this prospectus. We do not expect that underwriting discounts or commissions will be paid by us except that finder’s fees may be paid to persons from time to time in connection with specific acquisitions. Any person receiving any such fees may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

DESCRIPTION OF COMMON STOCK

The following summary description sets forth some of the general terms and provisions of our common stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of the common stock, you should refer to the provisions of our Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated By-Laws (the “By-Laws”), each of which is an exhibit to our most recent Annual Report on Form 10-K filed with the SEC.

General

Under the Certificate of Incorporation, the Company is authorized to issue up to 400,000,000 shares of common stock with par value of $1.00 per share and up to 1,000,000 shares of preferred stock with no par value per share. The shares of common stock currently outstanding are fully paid and nonassessable. As of September 30, 2022, there were 210,840,399 shares of common stock issued and outstanding. No shares of preferred stock are currently outstanding.

No Preemptive, Redemption or Conversion Rights

Our common stock is not subject to redemption or retirement, is not subject to sinking fund provisions, does not have any conversion rights and is not subject to call. No holder of our common stock has preemptive or other rights to subscribe for additional shares of any class of our stock.

Voting Rights

Each holder of our common stock is entitled to one vote for each share of such stock standing in his or her name on the books of the Company. Holders of shares of our common stock do not have cumulative voting rights in the election of directors.

Board of Directors

Our Board of Directors is not classified. Our Certificate of Incorporation establishes that the number of directors shall not be less than three nor more than fifteen, with the exact number of directors to be fixed from time to time by, or in the manner provided in, the By-Laws. Our By-Laws provide that, within such limits, the number of directors shall be determined by resolution of the Board of Directors.

No Action by Stockholder Consent

The Certificate of Incorporation provides that any action required or permitted to be taken by the stockholders must be taken at a duly called annual or special meeting of the stockholders, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically denied.

Power to Call Special Stockholder Meeting

Under Delaware law, a special meeting of stockholders may be called by our Board of Directors or by any other person authorized to do so in the Certificate of Incorporation or By-Laws. Pursuant to our By-Laws, special meetings of the stockholders may be called by the chairman of our Board of Directors or President. In addition, a special meeting of the stockholders shall be called by the President or Secretary at the request in writing of a majority of the Board of Directors.

Dividend Rights

The holders of our common stock are entitled to receive such dividends as the Board of Directors may declare from time to time, provided that any and all preferred dividends on our preferred stock for the then current quarter have been set aside or paid, and all prior quarterly dividends on our preferred stock have been paid in full.

Rights upon Liquidation

Upon our liquidation, the holders of our common stock will receive ratably, in proportion to the number of shares held, all of our net assets remaining after the payment of any liquidation preference payable with respect to any preferred stock that may then be outstanding.

Forum Selection Clause

Under our By-Laws, unless the Company, in writing, selects or consents to the selection of an alternative forum, (a) the sole and exclusive forum for any complaint asserting any internal corporate claims (as defined below), to the fullest extent permitted by law, and subject to applicable jurisdictional requirements, shall be the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have, or declines to accept, jurisdiction, another state court or a federal court located within the State of Delaware); and (b) the sole and exclusive forum for any complaint asserting a cause of action arising under the Securities Act of 1933, to the fullest extent permitted by law, shall be the federal district courts of the United States of America. “Internal corporate” claims means claims, including claims in the right of the Company: (A) that are based upon a violation of a duty by a current or former director, officer, employee or stockholder in such capacity, or (B) as to which the General Corporation Law of the State of Delaware confers jurisdiction upon the Delaware Court of Chancery. In addition, under our By-Laws, to the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring or holding any interest in shares of the Company’s shall be deemed to have notice of and consented to these forum selection provisions.

Preferred Stock

Our preferred stock may be issued in one or more series, and for such consideration as our Board of Directors may determine. Our Board of Directors is authorized to determine the voting power of each series of preferred stock, which may range from no voting power to a maximum of one vote per share. If our Board of Directors does not explicitly provide the voting power of any series of our preferred stock in the resolution or resolutions providing for the issuance of such series, the holders of that series of preferred stock have no voting power with respect to any matter. Our Board of Directors is also authorized to fix the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as provided for in the resolution or resolutions providing for the issuance of such shares of preferred stock.

LEGAL MATTERS

Seth Diehl, Esq., our Associate General Counsel – Securities & Governance, has rendered an opinion with respect to the validity of the securities being offered by this prospectus.

EXPERTS

The consolidated financial statements and related financial statement schedule of Arthur J. Gallagher & Co. appearing in Arthur J. Gallagher & Co.’s Annual Report (Form 10-K) for the year ended December 31, 2021, and the effectiveness of Arthur J. Gallagher & Co.’s internal control over financial reporting as of December 31, 2021, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and related financial statement schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The combined financial statements of Willis Re DivestCo appearing in Arthur J. Gallagher & Co’s Current Report on Form 8-K/A dated February 14, 2022 have been audited by Deloitte & Touche LLP, an independent auditor, as stated in their report included therein. Such financial statements are incorporated herein by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may access and read our SEC filings, including the complete registration statement of which this prospectus is a part and all of the exhibits to it, through commercial document retrieval services, which are available to the public, and also on the SEC’s website located at http://www.sec.gov. This site contains reports and other information that we file electronically with the SEC.

We have filed a registration statement, of which this prospectus is a part, and related exhibits with the SEC under the Securities Act. This prospectus, filed as part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, we refer you to the registration statement and its exhibits and schedules.

Statements in this prospectus about the contents of any contract, agreement or other documents are not necessarily complete and, in each instance, we refer you to the copy of such contract, agreement or document filed as an exhibit to the registration statement, with each such statement being qualified in all respects by reference to the document to which it refers.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE THAT ARE NOT PRESENTED IN OR DELIVERED WITH THIS PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE DOCUMENTS THAT WE HAVE INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM OR IN ADDITION TO THE INFORMATION CONTAINED IN THIS PROSPECTUS AND INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

We incorporate information into this prospectus by reference, which means that we can disclose important information to you by referring you to those documents, which have been separately filed with the SEC. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We are incorporating by reference our filings listed below and any additional documents that we may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and before the termination of the offering of the securities made under this prospectus; except we are not incorporating by reference any information furnished (but not filed) under Item 2.02 or Item 7.01 of any Current Report on Form 8-K or corresponding information furnished under Item 9.01 of Form 8-K (or included as an exhibit) in any past or future current report on Form 8-K that we may file with the SEC, unless specifically noted below:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 18, 2022;

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The portions of our proxy statement for our 2022 annual meeting of stockholders filed with the SEC on March 23, 2022 that are incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2021;

•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2022, June 30, 2022 and September 30, 2022, filed on May 6, 2022, August 3, 2022 and November 2, 2022, respectively;

•	Our Current Reports on Form 8-K filed on December 1, 2021 (as amended by a Form 8-K/A filed on February 14, 2022), March 4, 2022, May 13, 2022 and July 29, 2022; and

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The description of our common stock contained in our Registration Statement on Form 8-A (registration no. 0-13480), filed with the SEC on November  2, 1987, as updated by the description of our common stock contained in Exhibit 4.1 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and all amendments or reports filed for the purpose of updating such descriptions.

Information in this prospectus supersedes related information in the documents listed above and information in subsequently filed documents supersedes related information in both this prospectus and the incorporated documents.

You may request orally or in writing, and we will provide you with, a copy of these filings, at no cost, by calling us at (630) 773-3800 or by writing to us at the following address:

General Counsel

Arthur J. Gallagher & Co.

2850 Golf Road

Rolling Meadows, Illinois 60008-4050

These filings and reports can also be found on our investor relations website, located at https://investor.ajg.com. Additionally, you may obtain copies of any of these through the SEC’s website: http://www.sec.gov.

The information contained on our website does not constitute a part of this prospectus.

7,000,000 Shares of Common Stock

PROSPECTUS

May 12, 2023

We have not authorized any dealer, salesperson or other person to give any information or represent anything to you other than the information contained in this prospectus. You may not rely on unauthorized information or representations.

This prospectus does not offer to sell or ask for offers to buy any of the securities in any jurisdiction where it is unlawful, where the person making the offer is not qualified to do so, or to any person who cannot legally be offered the securities.

The information in this prospectus is current only as of the date on its cover, and may change after that date. For any time after the cover date of this prospectus, we do not represent that our affairs are the same as described or that the information in this prospectus is correct, nor do we imply those things by delivering this prospectus or selling securities to you.